UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 20, 2011

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NORTHERN OIL AND GAS, INC.
(Exact name of Registrant as specified in its charter)

Minnesota	001-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

315 Manitoba Avenue – Suite 200 Wayzata, Minnesota	55391
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (952) 476-9800

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On September 20, 2011, we completed an interim reservoir engineering calculation as of July 31, 2011.  We engaged Ryder Scott Company, L.P. (“Ryder Scott”) an independent reservoir engineering firm, to prepare a reserve report as of July 31, 2011, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.2 (the “Interim Reserve Report”).

Based on the Interim Reserve Report, our total proved reserves were estimated at 34.8 million barrels of oil equivalent as of July 31, 2011. A comparison of the Interim Reserve Report against the reserve report prepared by Ryder Scott for our fiscal year ended December 31, 2010 (the “Annual Reserve Report”) indicates that approximately 25% of our proved undeveloped reserves as of December 31, 2010 were converted to proved developed reserves during the first seven months of 2011. Our total estimated proved reserves increased approximately 121% during the first seven months of 2011 primarily as a result of increased drilling activity involving our acreage and our acquisition of acreage subject to specific drilling projects or included in permitted or drilling spacing units.  A copy of the Annual Reserve Report is attached to this Current Report on Form 8-K as Exhibit 99.1.

During the first seven months of 2011, we incurred approximately $123 million of capital expenditures for drilling activities that contributed to the increase in our proved developed reserves. No other expenditures materially contributed to the development of proved developed reserves during the first seven months of 2011.  We do not believe the amount of proved undeveloped reserves that have remained undeveloped for five years or more is material to our business.

Preparation of our reserve reports is outlined in our Sarbanes-Oxley Act Section 404 internal control procedures. Our procedures require that our reserve reports be prepared by a third-party registered independent engineering firm at the end of every year based on information we provide to such engineer. We accumulate historical production data for our wells, calculate historical lease operating expenses and differentials, update working interests and net revenue interests, obtain updated authorizations for expenditure (“AFEs”) from our operations department and obtain geological and geophysical information from operators. This data is forwarded to our third-party engineering firm for review and calculation. Our Chief Executive Officer provides a final review of each reserve report and the assumptions relied upon in such report.

We have utilized Ryder Scott as our third-party engineering firm beginning with the preparation of our December 31, 2008 reserve report. The selection of Ryder Scott is approved by our Audit Committee annually. Ryder Scott is one of the largest reservoir-evaluation consulting firms and evaluates crude oil and natural gas properties and independently certifies petroleum reserves quantities for various clients throughout the United States and internationally. Ryder Scott has substantial experience calculating the reserves of various other companies with operations targeting the Bakken and Three Forks formations and, as such, we believe Ryder Scott has sufficient experience to appropriately determine our reserves. Ryder Scott utilizes proprietary technology, systems and data to calculate our reserves commensurate with this experience.

The tables below summarize our estimated proved reserves as of July 31, 2011 and December 31, 2010 based upon the Interim Reserve Report and Annual Reserve Report, respectively. Ryder Scott’s estimates of proved reserves in their entirety are based on the information we provide to them. Ryder Scott is a Texas Registered Engineering Firm (F-1580).  Our primary contact at Ryder Scott is James L. Baird, Senior Vice President. Mr. Baird is a State of Colorado Licensed Professional Engineer (License #41521).

Ryder Scott’s reserve reports value only our proved reserves and do not value our probable reserves or our possible reserves. Both of the tables below account for straight-line pricing of crude oil and natural gas at constant prices over the expected life of our wells and were calculated using crude oil and natural gas price parameters established by current SEC guidelines and Financial Accounting Standard Board guidance.

Summary of Oil and Gas Reserves as of July 31, 2011
Based on Average Prices over Twelve Months(1)

	Natural Gas (cubic feet)	Crude Oil (Bbl)	Total (BOE)(3)	Pre-Tax PV10% Value(4)
Proved developed reserves	3,696,530	7,260,889	7,876,977	$287,194,125
Proved developed non-producing reserves	1,772,235	2,530,295	2,825,668	107,276,609
Proved undeveloped reserves	15,192,431	21,583,642	24,115,714	476,071,562
Total proved reserves	20,661,196	31,374,826	34,818,359	$870,542,296

Summary of Oil and Gas Reserves as of December 31, 2010
Based on Average Prices over Twelve Months(2)

	Natural Gas (cubic feet)	Crude Oil (Bbl)	Total (BOE)(3)	Pre-Tax PV10% Value(4)
Proved developed reserves	2,698,401	4,857,272	5,307,006	$160,307,688
Proved developed non-producing reserves	815,026	983,474	1,119,312	30,829,818
Proved undeveloped reserves	6,936,538	8,152,953	9,309,043	104,374,016
Total proved reserves	10,449,965	13,993,699	15,735,361	$295,511,522

(1)
Crude oil and natural gas reserve quantities and related discounted future net cash flows as of July 31, 2011 are estimated assuming a constant realized price of $86.88 per barrel of crude oil and a constant realized price of $5.86 per Mcf of natural gas, each of which is based on an unweighted arithmetic average of the applicable first-day-of-the-month price for each month between August 1, 2010 and July 31, 2011.  All values presented were calculated by Ryder Scott.

(2)
Crude oil and natural gas reserve quantities and related discounted future net cash flows as of December 31, 2010 are estimated assuming a constant realized price of $70.46 per barrel of crude oil and a constant realized price of $5.04 per Mcf of natural gas, each of which is based on an unweighted arithmetic average of the applicable first-day-of-the-month price for each month between January 1, 2010 and December 31, 2010.  All values presented were calculated by Ryder Scott.

(3)	Barrels of Oil Equivalent (“BOE”) are computed based on a conversion ratio of one BOE for each barrel of crude oil and one BOE for every 6,000 cubic feet (i.e., 6 Mcf) of natural gas.

(4)
Pre-tax PV10% value may be considered a non-GAAP financial measure as defined by the Securities and Exchange Commission and is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable standardized financial measure. Pre-tax PV10% value is computed on the same basis as the standardized measure of discounted future net cash flows but without deducting future income taxes. We believe pre-tax PV10% value is a useful measure for investors for evaluating the relative monetary significance of our crude oil and natural gas properties. We further believe investors may utilize pre-tax PV10% value as a basis for comparison of the relative size and value of our reserves to other companies because many factors that are unique to each individual company impact the amount of future income taxes to be paid. Our management uses this measure when assessing the potential return on investment related to our crude oil and natural gas properties and acquisitions. However, pre-tax PV10% value is not a substitute for the standardized measure of discounted future net cash flows. Our pre-tax PV10% value and the standardized measure of discounted future net cash flows do not purport to present the fair value of our crude oil and natural gas reserves.  The pre-tax PV10% values of our total proved reserves in the tables above differ from the tables reconciling our pre-tax PV10% value on the following page of this Current Report due to rounding differences in certain tables of Ryder Scott’s reserve reports.

The tables above assume prices and costs discounted using an annual discount rate of 10% without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, or federal income taxes. The pre-tax PV10% values of our proved reserves presented in the foregoing tables may be considered a non-GAAP financial measure as defined by the SEC.

The reserves set forth in the Ryder Scott reports are estimated by performance methods or analogy.  In general, reserves attributable to producing wells and/or reservoirs are estimated by performance methods such as decline curve analysis which utilizes extrapolations of historical production data. Reserves attributable to non-producing and undeveloped reserves included in our report are estimated by analogy. The estimates of the reserves, future production, and income attributable to properties are prepared using the economic software package Aries for Windows, a copyrighted program of Halliburton.

To estimate economically recoverable crude oil and natural gas reserves and related future net cash flows, we consider many factors and assumptions including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on current costs and SEC pricing requirements, and forecasts of future of production rates. Under SEC regulations 210.4-10(a)(22)(v) and (26), proved reserves must be demonstrated to be economically producible based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined as of the effective date of the report. With respect to the property interests we own, production and well tests from examined wells, normal direct costs of operating the wells or leases, other costs such as transportation and/or processing fees, production taxes, recompletion and development costs and product prices are based on the SEC regulations, geological maps, well logs, core analyses, and pressure measurements.

The reserve data set forth in the Ryder Scott reports represents only estimates, and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, the actual revenues and costs could be more or less than the estimated amounts. Moreover, estimates of reserves may increase or decrease as a result of future operations.

Reservoir engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. There are numerous uncertainties inherent in estimating crude oil and natural gas reserves and their estimated values, including many factors beyond our control. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geologic interpretation and judgment. As a result, estimates of different engineers, including those used by us, may vary. In addition, estimates of reserves are subject to revision based upon actual production, results of future development and exploration activities, prevailing crude oil and natural gas prices, operating costs and other factors. The revisions may be material. Accordingly, reserve estimates are often different from the quantities of crude oil and natural gas that are ultimately recovered and are highly dependent upon the accuracy of the assumptions upon which they are based. Our estimated net proved reserves, included in our filings with the SEC, have not been filed with or included in reports to any other federal agency.

Standardized Measure Reconciliation

The following tables reconcile the pre-tax PV10% value of our oil and gas reserves to the standardized measure of discounted future net cash flows as of the dates of the Interim Reserve Report and the Annual Reserve Report, respectively.

As of July 31, 2011
Pre-tax Present Value of estimated future net revenues (Pre-tax PV10% Value)	$870,542,296
Future income taxes, discounted at 10%	(276,314,205)
Standardized measure of discounted future net cash flows	$594,228,091

As of December 31, 2010
Pre-tax Present Value of estimated future net revenues (Pre-tax PV10% Value)	$295,511,531
Future income taxes, discounted at 10%	(84,898,740)
Standardized measure of discounted future net cash flows	$210,612,791

Uncertainties are inherent in estimating quantities of proved reserves, including many risk factors beyond our control. Reserve engineering is a subjective process of estimating subsurface accumulations of crude oil and natural gas that cannot be measured in an exact manner. As a result, estimates of proved reserves may vary depending upon the engineer valuing the reserves. Further, our actual realized price for our crude oil and natural gas is not likely to average the pricing parameters used to calculate our proved reserves. As such, the crude oil and natural gas quantities and the value of those commodities ultimately recovered from our properties will vary from reserve estimates. See Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended December 31, 2010, as amended, for additional details on the risk that estimates of crude oil and natural gas reserves that we make may be inaccurate and our actual revenues may be lower than our financial projections.

On September 21, 2011, we issued a press release updating certain operational items regarding our business as of the same date.  A copy the press release is attached hereto as Exhibit 99.3.

This Current Report on Form 8-K contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements other than statements of historical facts included in this report regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements.  When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes.  Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, general economic or industry conditions, nationally and/or in the communities in which our company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our company’s operations, products, services and prices.

We have based these forward-looking statements on our current expectations and assumptions about future events.  While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description
23.1	Consent of Ryder Scott Company, L.P.
99.1
Report of Ryder Scott Company, L.P., as of December 31, 2010 (Incorporated by reference to Exhibit 99.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended)

99.2	Report of Ryder Scott Company, L.P., as of July 31, 2011
99.3	Press Release dated September 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 21, 2011	NORTHERN OIL AND GAS, INC. By/s/ Michael L. Reger Michael L. Reger, Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Title of Document	Method of Filing
23.1	Consent of Ryder Scott Company, L.P.	Furnished Electronically
99.1	Report of Ryder Scott Company, L.P., as of December 31, 2010	Incorporated by Reference
99.2	Report of Ryder Scott Company, L.P., as of July 31, 2011	Furnished Electronically
99.3	Press Release dated September 21, 2011	Furnished Electronically